CERTIFICATE OF AMENDMENT

               TO THE ARTICLES OF INCORPORATION OF

                     THE THEME FACTORY, INC.



          We, the undersigned, David C. Merrell, President, and Todd R.
Ross, Secretary, of The Theme Factory, Inc., a Nevada corporation (the "Corporation"), do hereby certify:
                                I
          Pursuant to Section 78.390 of the Nevada Revised Statutes, the Articles of Incorporation of the Corporation shall be amended as follows:
          The outstanding common stock of the Corporation shall be reverse split on a basis of one for 100, subject to resolutions of the Board of Directors outlined in Article III hereof.
                                II
          The foregoing amendment was adopted by Unanimous Consent of the Board of Directors pursuant to Section 78.315 of the Nevada Revised Statutes, and by Consent of Majority Stockholders pursuant to Section 78.320 of the Nevada Revised Statutes.
                               III
          Pursuant to resolutions adopted by the Board of Directors and the Majority Stockholders as set forth in Paragraph II above, the 2,244,580 outstanding shares of the Corporation were reverse split on a basis of one for 100, effective on filing with the Secretary of State of Nevada, retaining the authorized shares at 25,000,000 and the par value at one mill ($0.001) per share, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the Corporation; provided, however, that no stockholder, on a per stock certificate of record basis, currently owning 100 or more shares shall be reduced to less than 100 shares as a result of the reverse split and that no stockholder, on a per stock certificate of record basis, currently owning less than 100 shares, shall be affected by the reverse split; such additional shares required to provide the minimum of 100 shares to be issued the Corporation; and provided, further, that all fractional shares shall be rounded up to the nearest whole share.
                                IV
          The number of shares entitled to vote on the amendment was 2,244,580.
                                V
          The number of shares voted in favor of the amendment was 1,360,000, with none opposing and none abstaining.

                              /s/David C. Merrell
                              David C. Merrell, President


                              /s/Todd R. Ross
                              Todd R. Ross, Secretary


STATE OF UTAH       )
                    )  ss
COUNTY OF SALT LAKE )

          On the 8th day of October, 1999, personally appeared before me, a Notary Public, David C. Merrell and Todd R. Ross, who acknowledged that they is the President and Secretary, respectively, of The Theme Factory, Inc., and that they are authorized to and did execute the above instrument.


                              /s/Sheryl A. Ross
                              NOTARY PUBLIC
     (Notary Seal)